As filed with the Securities and Exchange Commission on August 4, 2015

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

BJ’S RESTAURANTS, INC.

(Exact Name of Registrant as Specified in its Charter)

California	33-0485615
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

7755 Center Avenue, Suite 300 Huntington Beach, California	92647
(Address of Principal Executive Offices)	(Zip Code)

BJ’s RESTAURANTS, INC. 2005 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Gregory A. Trojan

President and Chief Executive Officer

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

(Name and Address of Agent for Service)

(714) 500-2400

(Telephone number, including area code, of agent for service)

Copies of Communications to:

GREGORY S. LEVIN Executive Vice President, Chief Financial Officer and Secretary BJ’S RESTAURANTS, INC.	ROBERT M. STEINBERG, Esq. JEFFER MANGELS BUTLER & MITCHELL LLP
7755 Center Avenue, Suite 300 Huntington Beach, California 92647 (714) 500-2400 Fax: (714) 908-7742	1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value, to be issued under the BJ’s Restaurants, Inc. 2005 Equity Incentive Plan	1,250,000	$51.52 (2)	$64,400,000 (2)	$7,483.28 (2)

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Fee calculation is based on the average of the high and low prices for the Registrant’s common stock as reported on the NASDAQ Global Select Market on July 31, 2015.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,250,000 shares of Common Stock that may be issued pursuant to the BJ’s Restaurants, Inc. 2005 Equity Incentive Plan. Pursuant to General Instruction E of Form S-8, the Registration Statements on Form S-8 previously filed with the Commission relating to the BJ’s Restaurants, Inc. 2005 Equity Incentive Plan (Registration Statement No. 333-125899 filed June 17, 2005 and Registration Statement No. 333-172703 filed March 9, 2011) are incorporated by reference except as revised herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by this reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2014, filed on February 26, 2015, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c) The description of the Registrant’s Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed September 24, 1996 (File No. 000-21423) pursuant to Section 12(g) of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the Registrant, as amended, include a provision which eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California General Corporation Law (concerning directors’ liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Registrant’s shareholders for any violation of a director’s fiduciary duty to the Registrant or its shareholders.

The Registrant’s Articles of Incorporation authorize the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Registrant’s Articles of Incorporation also authorize the Registrant to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Registrant has entered into indemnification agreements with certain directors and officers whereby the Registrant will indemnify each such person (an “indemnitee”) against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Registrant or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

The Registrant has purchased directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibits to this Registration Statement are listed in the Index to Exhibits which is incorporated herein by this reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, State of California, on the 4th day of August, 2015.

BJ’S RESTAURANTS, INC.

By:	/s/ Gregory A. Trojan
Gregory A. Trojan,
President, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Trojan and Gregory S. Levin, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gregory A. Trojan GREGORY A. TROJAN	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2015

/s/ Gregory S. Levin GREGORY S. LEVIN	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 4, 2015

/s/ Peter A. Bassi PETER A. BASSI	Director	August 4, 2015

/s/ Larry D. Bouts LARRY D. BOUTS	Director	August 4, 2015

SIGNATURE	TITLE	DATE

/s/ James A. Dal Pozzo JAMES A. DAL POZZO	Director	August 4, 2015

/s/ Gerald W. Deitchle GERALD W. DEITCHLE	Chairman of the Board, Director	August 4, 2015

/s/ Noah A. Elbogen NOAH A. ELBOGEN	Director	August 4, 2015

/s/ Mark A. McEachen MARK A. MCEACHEN	Director	August 4, 2015

/s/ Wesley A. Nichols WESLEY A. NICHOLS	Director	August 4, 2015

/s/ Lea Anne Ottinger LEA ANNE OTTINGER	Director	August 4, 2015

/s/ Patrick D. Walsh PATRICK D. WALSH	Director	August 4, 2015

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Jeffer, Mangels, Butler & Mitchell LLP as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Jeffer, Mangels, Butler & Mitchell LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (contained on page II-2).

99.1	BJ’s Restaurants, Inc. 2005 Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Registrant’s Schedule 14A filed on April 24, 2015).